Exhibit 10.3

FOURTH AMENDMENT TO LOAN AGREEMENT

This Fourth Amendment to Loan Agreement (this “Fourth Amendment”) is entered into as of January 07, 2024 (“Effective Date”) by and between SemiLEDs Corporation (“Borrower”) and Simplot Taiwan Inc. (“Lender”) (Borrower and Lender are hereinafter collectively referred to as “Parties”, and individually a “Party”).

WHEREAS, J. R. Simplot Company (the “Original Loan Holder”) and Borrower entered into that certain Loan Agreement as of January 8, 2019 (“Original Agreement”), and the Amendment to the Loan Agreement dated January 16, 2021 (“Amendment”); the Second Amendment to the Loan Agreement dated January 14, 2022 (“Second Amendment”); and the Third Amendment to the Loan Agreement dated January 13, 2023 (“Third Amendment”) the Maturity Date thereunder being January 15, 2024. The Loan Agreement together with the Amendment, the Second Amendment, the Third Amendment and all Loan Documents are hereby collectively referred to as the “Loan Agreement”.

WHEREAS, the Original Loan Holder assigned and transferred all of the Original Loan Holder’s right, title and interest in the Loan Agreement to Simplot Taiwan Inc. (“Lender”) on January 07, 2024, immediately preceding the execution of this Fourth Amendment.

NOW, THEREFORE, the Parties desire to document the change of the amount of the Loan Agreement, extend the Maturity Date, and renew the Note as follows:

1.
In addition to the terms defined elsewhere in this Fourth Amendment, capitalized terms used in this Fourth Amendment shall have the same meanings ascribed to them in the Loan Agreement.
2.
The Parties agree to amend Section 2.2 of the Loan Agreement from:

“2.2 Maturity of the Loan. The Borrower shall repay the Loan in full on the fourth anniversary of the Drawdown Date (the “Maturity Date”), unless the Loan is sooner accelerated pursuant to this Agreement or any other of the Loan Document.”

to:

“2.2 Maturity of the Loan. The Borrower shall repay the Loan in full on the sixth anniversary of the Drawdown Date (the “Maturity Date”), unless the Loan is sooner accelerated pursuant to this Agreement or any other of the Loan Document.”

The new Maturity Date is January 15, 2025.

3.
The Parties agree to amend Section 2.5 of the Loan Agreement from:

“2.5 Repayment Mechanics. All repayments hereunder shall be made by wire transfer of such amounts in immediately available funds denominated in U.S. Dollars (USD) to the Lender, at such place and to such account as the Lender shall designate in a written notice to the Borrower. Payments shall be credited first to costs and expenses due and payable hereunder (including the costs incurred under Sections 8.3), then to the accrued interest then due and payable and the remainder applied to principal. The Loan may be prepaid, without penalty or premium, in whole or in part from time to time, provided that:

(a) Notice: the Borrower shall have given the Lender not less than three (3) Business Days’ (or such shorter period as may be agreed between the Borrower and the Lender) prior written notice specifying the amount to be prepaid and the date of prepayment; and

(b) Interest: the Borrower shall concurrently pay accrued and unpaid interest on the full amount of the Loan to be prepaid on the date of such prepayment.”

to:

Exhibit 10.3

“2.5 Repayment Mechanics. All repayments hereunder shall be made by wire transfer of such amounts in immediately available funds denominated in U.S. Dollars (USD) to the Lender, at such place and to such account as the Lender shall designate in a written notice to the Borrower. Payments shall be credited first to costs and expenses due and payable hereunder (including the costs incurred under Sections 8.3), then to the accrued interest then due and payable and the remainder applied to principal. The Loan may be prepaid, without penalty or premium, in whole or in part from time to time, provided that:

(a) Notice: the Borrower shall have given the Lender not less than three (3) Business Days’ (or such shorter period as may be agreed between the Borrower and the Lender) prior written notice specifying the amount to be prepaid and the date of prepayment; and

(b) Interest: the Borrower shall concurrently pay accrued and unpaid interest on the full amount of the Loan to be prepaid on the date of such prepayment.

(c) Repayment Mechanics Exception: the Borrower may, upon mutual agreement of the Parties, repay any principal amount or accrued interest, in an amount not to exceed $400,000, by issuing the Borrower’s common stock in the name of Lender as partial repayment of the Loan; the price per share of common stock would be the closing price immediately preceding the business day of the payment notice date which could be by email.”

4.
The Parties agree that corresponding changes shall be made to the Note attached to the Loan Agreement as follows:
(a)
The Maturity Date of the Note shall be amended to be January 15, 2025.
(b)
Section 1 of the Note shall be amended to provide that Borrower may, upon mutual agreement of Borrower and Lender (or the Company and Holder as defined in the Note), repay any principal amount or accrued interest, in an amount not to exceed $400,000, by issuing the Borrower’s (or the Company’s as defined in the Note) common stock in the name of the Lender (or the Holder as defined in the Note) as partial repayment of the Note; the price per share of common stock would be the closing price immediately preceding the business day of the payment notice date which could be by email.
5.
Unless otherwise expressly provided herein, all other terms and conditions in the Loan Agreement shall remain in full force and effect.
6.
This Fourth Amendment shall be deemed as an integral part of the Loan Agreement but shall take precedence if there is any discrepancy between this Fourth Amendment and the Loan Agreement.
7.
This Fourth Amendment may be executed, including execution by email, in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same document.

The Parties hereto have caused this Fourth Amendment to be executed and delivered as of the date first written above.

Exhibit 10.3

SemiLEDs Corporation

By: /s/ Christopher Lee

Name: Christopher Lee

Title: Chief Financial Officer

Simplot Taiwan Inc.

By: /s/ Scott R. Simplot

Name: Scott R. Simplot

Title: Director